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EXHIBIT C

SECURITIES AND EXCHANGE COMMISSION

(Release No.               )

____________________, 2000

        Columbia Energy Group ("Columbia"), 13880 Dulles Corner Lane, Herndon, VA 20171, a Delaware Corporation, and a holding company registered with the U.
S. Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act" or Act"), has filed an application seeking authority to solicit the proxies of the holders of common stock of Columbia.

        Columbia and NiSource Inc. ("NiSource"), an Indiana corporation and exempt holding company have entered into an Agreement and Plan of Merger dated as of February 27, 2000, as amended and restated as of March 31, 2000 (the "Merger Agreement"). The proposed combination is further described in the Application-Declaration on Form U-1 filed by NiSource on April 14, 2000 (Sec File No. 70-9551) requesting authority to consummate the merger and related transactions.

        Columbia and NiSource will each convene a meeting of their shareholders for the purpose of obtaining required shareholder approvals relating to the merger. Each company will seek to obtain approval of the merger by the affirmative vote of the holders of a majority of its outstanding shares of common stock.

        The filing and amendments thereto are available for public inspection through the commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by , to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants-declarants at the address specified above. Proof of service (by affidavit or, in case of an attorney-at-law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the declaration, as filed or as it may be amended, may be permitted to become effective.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                            Jonathan G. Katz
                                            Secretary





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